Exhibit 99.1

Inotek Pharmaceuticals Corporation Reports Third Quarter 2016 Financial Results and Operational Highlights

LEXINGTON, Mass – November 9, 2016 – Inotek Pharmaceuticals Corporation (NASDAQ: ITEK) (the “Company” or “Inotek”), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today reported financial results and operational highlights for the quarter ended September 30, 2016.

“During the summer, we achieved on-time completion of enrollment of the MATrX-1 pivotal study of trabodenoson, and expect to receive top-line data by year end,” commented David P. Southwell, President and Chief Executive Officer of Inotek. “We believe that trabodenoson has the potential to improve glaucoma therapy by offering a novel approach that enhances the natural outflow pathway in the eye to reduce intra-ocular pressure without adding to the significant side effect burden of existing therapies.”

Southwell continued, “As we build Inotek, we have added two industry veterans to our Board of Directors – Patrick Machado, a co-founder of Medivation, Inc., and Timothy Barberich, the founder of Sepracor, Inc. Pat and Tim bring a wealth of successful business, drug development and commercialization experience at an ideal time, as we grow Inotek to a commercial organization.”

Third Quarter 2016 and Recent Business Highlights:

•	Inotek completed enrollment of MATrX-1, the first pivotal Phase 3 trial of trabodenoson for the treatment of glaucoma. Top-line results from this trial are expected by year end.

•	In August 2016 Inotek closed an underwritten public offering of $52.0 million aggregate principal amount of 5.75% Convertible Senior Notes due 2021 and received net proceeds of approximately $48.7 million after deducting underwriting discounts and offering-related costs.

•	Enrollment of Inotek’s Phase 2 dose-ranging trial of a fixed-dose combination (FDC) of trabodenoson and latanoprost is ongoing. Data from this program is expected in the second half of 2017. The goal of this study is to develop a combination monotherapy eye drop of the leading prostaglandin, latanoprost, and trabodenoson, with potential efficacy greater than latanoprost alone with no additional side effects.

•	Patrick Machado, JD, joined Inotek’s Board and will serve as a member of the Audit Committee. Mr. Machado was a co-founder of Medivation, Inc. and served as its Chief Business Officer from December 2009 to April 2014 and as its Chief Financial Officer from December 2004 until March 2014.

•	Timothy Barberich was also appointed to the Board and will lead the Compensation Committee. Mr. Barberich founded and served as Chairman and Chief Executive Officer of Sepracor Inc. for over 20 years.

Upcoming Events:

•	Participate in the upcoming Global Mizuho Investor Conference, Stifel Nicolaus Healthcare Conference and the Piper Jaffray Healthcare Conference in New York City.

Third Quarter 2016 Financial Results:

•	Cash and cash equivalents and short-term investments as of September 30, 2016, were $137.6 million;

•	Research and development expenses were $8.4 million for the quarter ended September 30, 2016, compared to $3.6 million for the quarter ended September 30, 2015, and $22.5 million for the nine months ended September 30, 2016, compared to $6.6 million for the nine months ended September 30, 2015;

•	General and administrative expenses were $2.3 million for the quarter ended September 30, 2016, compared to $1.8 million for the quarter ended September 30, 2015, and $7.1 million for the nine months ended September 30, 2016, compared to $5.5 million for the nine months ended September 30, 2015;

•	Loss from operations was $10.7 million for the quarter ended September 30, 2016, compared to a loss of $5.4 million for the quarter ended September 30, 2015, and $29.6 million for the nine months ended September 30, 2016, compared to $12.2 million for the nine months ended September 30, 2015;

•	Net loss was $11.1 million for the quarter ended September 30, 2016, compared to a net loss of $56.0 million for the quarter ended September 30, 2015, and $29.9 million for the nine months ended September 30, 2016, compared to $59.8 million for the nine months ended September 30, 2015;

•	In connection with the full conversion of the 2020 Convertible Notes into common stock in the three months ended September 30, 2015, the Company incurred a noncash charge of $46.6 million and $42.8 million in the three and nine months ended September 30, 2015, respectively, related to marking the 2020 Convertible Notes derivative liability to market value at the time of the conversions; these noncash charges are included in net loss for the three and nine months ended September 30, 2015; and

•	26.9 million shares of common stock were outstanding at September 30, 2016.

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and is designed to restore the eye’s natural pressure control mechanism. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases. For more information, please visit www.inotekpharma.com. The inclusion of our website address here and elsewhere in this press release does not include or incorporate by reference the information on our website into this press release.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Contact:

Claudine Prowse, PhD, 781-552-4305

Vice President, Strategy and IRO

IR@inotekpharma.com

Investor and Media Contacts:

MacDougall Biomedical Communications

Chris Erdman or Joe Rayne, 781-235-3060

cerdman@macbiocom.com or jrayne@macbiocom.com

Inotek Pharmaceuticals Corporation

(Unaudited)

(in thousands, except share and per share amounts)

	September 30, 2016	December 31, 2015
Cash and cash equivalents and short-term investments	$137,583	$111,280
Other assets	2,556	2,041

Total assets	$140,139	$113,321

Accounts payable, accrued expenses and other liabilities	$6,265	$4,508
2021 Convertible Notes, net of issuance costs	48,820	—
Stockholders’ equity	85,054	108,813

Total liabilities and stockholders’ equity	$140,139	$113,321

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$(8,412)	$(3,612)	$(22,492)	$(6,635)
General and administrative	(2,311)	(1,825)	(7,148)	(5,533)

Loss from operations	(10,723)	(5,437)	(29,640)	(12,168)
Interest expense	(525)	(192)	(525)	(1,230)
Interest income	120	33	285	33
Loss on extinguishment of debt	—	(3,716)	—	(4,399)
Change in fair value of warrant liabilities	—	—	—	267
Change in fair value of Convertible Bridge Notes redemption rights derivative	—	—	—	480
Change in fair value of 2020 Convertible Notes derivative liability	—	(46,649)	—	(42,793)

Net loss	$(11,128)	$(55,961)	$(29,880)	$(59,810)

Net loss per share attributable to common stockholders – basic and diluted	$(0.41)	$(2.48)	$(1.12)	$(3.85)

Weighted-average number of shares outstanding – basic and diluted	26,930,730	22,573,195	26,660,126	15,580,487